EXHIBIT 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL  60181, (630) 954-0400

FOR IMMEDIATE RELEASE:		February 20, 2013

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Michael K. Schroering
Chairman of the Board & Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Provides Status on Filing Quarterly Report on Form 10-Q and Annual Report on Form 10-K

OAKBROOK TERRACE, IL, February 20, 2013 - General Employment Enterprises, Inc. (NYSE MKT: JOB) today announced it will not be able to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 within five calendar days following the prescribed due date of February 14, 2013, due to the fact it has not completed the audit of its financial statements for the fiscal year ended September 30, 2012.

As previously disclosed the Company dismissed BDO USA, LLP as its independent registered public accounting firm and engaged Friedman LLP as the Company’s new independent registered public accounting firm.  The Company has made good progress to date on the year end audit and expects to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2012 on or before April 1, 2013.  The Company believes it can file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 within two weeks thereafter.  There can be no assurance, however, that these filings will be made within the anticipated period.

Commenting on the Company's status, Michael Schroering, Chairman of the Board & CEO stated, “We continue to work through the year end audit with Friedman, LLP, which has been working diligently to complete the audits.  We reversed negative operating performance from the prior year with strong revenue greater than $13.5 million and an operating profit greater than $100,000 for the three months ended, December 31, 2012.  Net income should also be greater than $100,000 for the three months ened December 31, 2012.  With the growth in sales, the Company's debt increased by approximately $400,000 to approximately $3.0 million.  We expect total assets to be approximately $11.4 million and shareholders’ equity to be $4.2 million."  Mr. Schroering also commented, "“More than any one factor, we believe the performance improvements reflected in these figures are the result of hard work and leadership by everyone throughout the Company’s operations, along with improving job conditions generally, which should combine to strengthen the business going forward.  We regret the untimely completion of our audit and financial reports, but we are also heartened by the diligence of our new auditors to get the job done as expeditiously as possible, and we believe this situation will soon be put behind us.”

Business Information

General Employment Enterprises, Inc. (the “Company”) was incorporated in the State of Illinois in 1962 and is the successor to employment offices doing business since 1893.  The Company’s segments consist of the following: (a) professional placement services specializing in the placement of information technology, engineering, and accounting professionals for direct hire and contract staffing, (b) temporary staffing services in the agricultural industry and (c) temporary staffing services in light industrial staffing.

Forward-Looking Statements

The statements made in this press release which are not historical facts, including the preliminary financial results, are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2011, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.